                                                                       EXHIBIT 1


                AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This Agreement dated April 22, 1999 by and between Clean Earth, Inc., a Delaware corporation (hereinafter "CEI") and Louis D. Paolino, Jr., Matthew Paolino, Joseph Paolino and Louis Paolino, Sr.(collectively the "Paolino's")

WHEREAS, on or about January 12, 1999 CEI entered into an Agreement and Plan of Reorganization with the Paolino's ("Merger Agreement") to merge with Brass Investment Company, and

WHEREAS, the parties Closed the above transaction on or about March 23, 1999, and

WHEREAS, it was the clear intention of the parties that the Merger Agreement be a tax free reorganization, and

WHEREAS, through mutual mistake the allocation of stock, cash and warrants as existed in the Merger Agreement may, questionably, destroy the tax free nature that was intended by the parties, and

WHEREAS, the parties desire to reallocate the amount of stock and warrants to clearly have the Merger Agreement meet the original intent of the parties;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants made by each of the parties, the parties agree to amend the Merger Agreement as follows:

1. Section 2.1 (b) shall be amended to two million shares to be allocated as set forth on Exhibit A hereto.

2. Section 2.1 (d) shall be amended to provide Louis D. Paolino, Jr., Matthew Paolino, Louis Paolino, Sr. and Joseph Paolino with warrants to purchase five hundred thousand shares of common stock of U.S. Plastic Lumber Corp. at an exercise price equal to $6.00 per share.

3. All other provisions of the Merger Agreement shall remain unchanged and continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto set their hand and seal on this 22nd day of April, 1999.

                                            Clean Earth, Inc.:

                                            /s/ Bruce C. Rosetto
----------------------                      ---------------------------------
                                            Bruce C. Rosetto, Secretary


                                            /s/ Louis D. Paolino, Jr.
----------------------                      ---------------------------------
                                            Louis D. Paolino, Jr.


                                            /s/ Matthew Paolino
----------------------                      ---------------------------------
                                            Matthew Paolino


                                            /s/ Joseph Paolino
----------------------                      ---------------------------------
                                            Joseph Paolino


                                            /s/ Louis Paolino, Sr.
----------------------                      ---------------------------------
                                            Louis Paolino, Sr.


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                                    EXHIBIT A
                              ALLOCATION OF SHARES
                              BRASS INVESTMENT CO.




                                               SHARES            WARRANTS
                                               ------            --------

Louis D. Paolino, Jr.                     1,800,000 shares       450,000

Matthew Paolino                             100,000 shares        25,000

Joseph Paolino                               50,000 shares        12,500

Louis Paolino, Sr.                           50,000 shares        12,500




























                                      -29-